Exhibit 99

6363 Main Street, Williamsville, N.Y. 14221 1-800-634-5440 | www.nationalfuelgas.com RELEASE DATE: June 11, 2015 For additional information, please contact:

National Fuel Elects New Director for Corporate Board

(June 11, 2015) WILLIAMSVILLE, N.Y. – Members of the National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) Board of Directors elected Joseph N. Jaggers as a new director. His term began June 11.

Joseph N. Jaggers is President, Chief Executive Officer and Chairman of Jagged Peak Energy LLC, a private company based in Denver, Colorado, focused on the development of its acreage position in the Delaware sub-basin of the Permian Basin.

“We are delighted to welcome Joseph (Joe) Jaggers to our Board of Directors,” said David F. Smith, National Fuel’s Chairman of the Board. “Joe is a highly accomplished executive with more than three decades of leadership experience and a strong track record of success within the oil and gas exploration and production sector of the energy industry.”

“The breadth and scope of industry knowledge and expertise within our Board of Directors makes us unique among our peers, and the addition of Joe further strengthens our already outstanding Board,” said Smith. “We look forward to his valuable insight and counsel as we continue to leverage the advantages of our integrated model and pursue our Appalachian growth opportunities to build value for shareholders.”

Before forming Jagged Peak Energy in 2013, Jaggers served as President and Chief Executive Officer of Ute Energy, LLC, from 2010 to 2012. During his time there he expanded the company substantially through production and reserve growth and through strategic acquisitions until its sale in 2012. Jaggers also has substantial executive experience with large, public companies. Prior to his Ute tenure he served from 2006-2010 as President and Chief Operating Officer of Bill Barrett Corporation. From 2001-2006 he was Vice President, Exploration & Production, for Williams Companies. Previously, he served as President and Chief Operating Officer of Barrett Resources, from 2000 until its sale to Williams in August 2001. From 1981 through 2000, Jaggers worked for BP Amoco in various domestic and international assignments of increasing responsibility culminating in executive oversight for the Northern North Sea, one of BP’s largest producing assets at the time. Jaggers earned his B.S. from the United States Military Academy at West Point.

Jaggers served as a director for Bill Barrett Corp from 2006-2010, and served as an independent director for Mission Resources from 2003-2005, where he was a member of the Nominating and Governance and Compensation committees. He is a past President of the Colorado Oil and Gas Association and past Executive Director of the Independent Producers Association of the Mountain State and is an inductee into the Rocky Mountain Oil and Gas Hall of Fame.

National Fuel is an integrated energy company comprised of the following five operating segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com.

Analyst Contact:	Brian M. Welsch	716-857-7875
Media Contact:	Karen L. Merkel	716-857-7654